As filed with the Securities and Exchange Commission on April 5, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BRANDYWINE REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)
Maryland
(State or Other Jurisdiction of Incorporation or Organization)
23-2413352
(I.R.S. Employer Identification No.)
555 East Lancaster Avenue, Suite 100
Radnor, Pennsylvania 19087
(Address of Principal Executive Offices)
19462
(Zip Code)
BRANDYWINE REALTY TRUST AMENDED AND RESTATED EXECUTIVE DEFERRED COMPENSATION PLAN
(Full Title of the Plans)
Gerard H. Sweeney
President and Chief Executive Officer
555 East Lancaster Avenue, Suite 100
Radnor, Pennsylvania 19087
(Name and Address of Agent for Service)
(610) 325-5600
(Telephone Number, Including Area Code, of Agent for Service)
With a copy to:
Michael H. Friedman, Esq.
Pepper Hamilton llp
3000 Two Logan Square
Philadelphia, Pennsylvania 19103-2799
(215) 981-4000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of each class of	Amount to be	maximum offering	aggregate	Amount of
securities to be registered	registered (1)	price per unit (2)	offering price (2)	registration fee (2)
Common Shares of Beneficial Interest, par value $.01 per share	500,000	$32.86	$16,430,000	$504.41

(1)	This Form S-8 is registering 500,000 common shares of beneficial interest, par value $.01 per share, of Brandywine Realty Trust (the “Common Shares”) that may be issued pursuant to awards made under the Brandywine Realty Trust Amended and Restated Executive Deferred Compensation Plan, as amended (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement covers such additional Common Shares as may be issued to prevent dilution from stock splits, stock dividends, and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act on the basis of the average of the high and low prices of the Common Shares on the New York Stock Exchange on April 2, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information
          The documents containing information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, but constitute, along with the documents incorporated by reference to this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
          Brandywine Realty Trust (the “Registrant”) will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such documents are specifically incorporated by reference to the information that is incorporated). Requests should be directed to: Brad A. Molotsky, Secretary, Brandywine Realty Trust, 555 East Lancaster Avenue, Suite 100, Radnor, Pennsylvania 19087; telephone (610) 325-5600.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”):
          (a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006.
          (b) The Registrant’s Current Reports on Form 8-K filed on January 10, 2007 and February 14, 2007.
          (c) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s annual report referred to in (a) above.
          (d) The description of the Registrant’s Common Shares in the Registrant’s Registration Statement on Form 8-A filed on October 14, 1997, including any amendment or report filed for the purpose of updating such description.
          All other documents filed subsequent to the filing date of this Registration Statement with the Commission by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
          Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement or any prospectus hereunder to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or any prospectus hereunder except as indicated herein.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
     Brandywine Realty Trust
          The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. the Registrant’s Declaration of Trust contains a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.
          The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of a Maryland corporation under the Maryland General Corporation Law. In the case of directors and officers of a Maryland corporation, the Maryland General Corporation Law permits a Maryland corporation to indemnify present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of such service, unless it is established that either: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
          The Registrant’s Bylaws require the Registrant to indemnify, without a preliminary determination of the ultimate entitlement to indemnification: (1) any present or former trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (2) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (a) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (b) he actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (3) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder.
          In addition, the Registrant’s Bylaws require the Registrant to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of his status as a trustee, officer or shareholder provided that, in the case of a trustee or officer, the Registrant shall have received (1) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Registrant as authorized by the Bylaws, and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The Bylaws also (1) permit the Registrant, with the approval of its trustees, to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served the Registrant’s predecessor in such capacity, and to any of the Registrant’s employees or agents of its predecessor, (2) provide that any indemnification or payment or reimbursement of the expenses permitted by the Registrant’s Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law for directors of Maryland corporations and (3) permit the Registrant to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the Maryland General Corporation Law for directors of Maryland corporations.
     Brandywine Operating Partnership, L.P.
          The limited partnership agreement of Brandywine Operating Partnership, L.P. (“Brandywine Operating Partnership”) also provides for indemnification by the Brandywine Operating Partnership of the Registrant and its trustees and officers for any costs, expenses or liabilities incurred by them by reason of any act performed by them for or on behalf of the Brandywine Operating Partnership; provided that such person’s conduct was taken in good faith and in the belief that such conduct was in the best interests of the Brandywine Operating Partnership and that such person was not guilty of fraud, willful misconduct or gross negligence.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s trustees and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 7. Exemption From Registration Claimed.
          Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description
5.1	Opinion of Pepper Hamilton LLP.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (contained in the signature page hereto).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on April 5, 2007.

BRANDYWINE REALTY TRUST
By:	/s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

POWER OF ATTORNEY
          Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney have been signed by the following persons in the capacity and on the dates indicated.
          KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below hereby constitutes and appoints Gerard H. Sweeney his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title(s)	Date

/s/ Gerard H. Sweeney Gerard H. Sweeney	President, Chief Executive Officer and Trustee (Principal Executive Officer)	April 5, 2007

/s/ Howard M. Sipzner Howard M. Sipzner	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 5, 2007

/s/ Darryl M. Dunn Darryl M. Dunn	Vice President, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	April 5, 2007

/s/ Walter D’Alessio Walter D’Alessio	Chairman of the Board of Trustees	April 5, 2007

/s/ D. Pike Aloian D. Pike Aloian	Trustee	April 5, 2007

Signature	Title(s)	Date

/s/ Thomas F. August Thomas F. August	Trustee	April 5, 2007

/s/ Donald E. Axinn Donald E. Axinn	Trustee	April 5, 2007

/s/ Wyche Fowler Wyche Fowler	Trustee	April 5, 2007

/s/ Michael J. Joyce Michael J. Joyce	Trustee	April 5, 2007

/s/ Anthony A. Nichols, Sr. Anthony A. Nichols, Sr.	Trustee	April 5, 2007

/s/ Charles P. Pizzi Charles P. Pizzi	Trustee	April 5, 2007

/s/ Michael V. Prentiss Michael V. Prentiss	Trustee	April 5, 2007

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Pepper Hamilton LLP.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (contained in the signature page hereto).